Exhibit 10.1

Contract No. YHGZ20180426

Investment Agreement

of

Zhejiang ReneSola Investment Ltd.

by and between

Jiashan Yaozhuang Modern Service Industry Comprehensive Development Co., Ltd.

and

Renesola (Zhejiang) PV Power Co., Ltd.

Dated as of April 27, 2018

Party A: Jiashan Yaozhuang Modern Service Industry Comprehensive Development Co., Ltd.

Domicile: Room 204, No. 158 Yaozhuang Street, Yaozhuang Town, Jiashan County

Legal Representative: Wang Quanlin

Party B: Renesola (Zhejiang) PV Power Co., Ltd.

Domicile: Room 203, Building 1, No. 58 Qingliang Street, Yaozhuang Town, Jiashan County

Legal Representative: Li Xianshou

Party C: Zhejiang ReneSola Investment Ltd.

Domicile: Room 110, 1/F, Building 2, No. 358 Baoqun Road, Yaozhuang Town, Jiashan County

Legal Representative: Li Xianshou

Whereas:

1.	Party A is a state-owned limited liability company established for the purpose of preserving and increasing the value of state-owned capital;

2.	Party B is a wholly foreign-owned enterprise which is the sole shareholder of Party C, holding 100% equity interests of Party C; and

3.	Party A and Party B propose to invest in Party C by way of capital increase, and Party C is willing to accept Party A and Party B’s investment arrangement.

Pursuant to relevant provisions of the Company Law and the Contract Law, the Parties, through fully negotiation, hereby agree on the matters related to the joint investment by Party A and Party B in Party C (“Target Company” or “Company”) as follows.

1	Overview of the Target Company

1.1	Company name: Zhejiang ReneSola Investment Ltd.

1.2	Type of the Company: limited liability company

1.3	Business scope: investment in, development, operation and management of solar power stations; technology development, technical consulting and service, and technology transfer of solar power stations; consulting and management of solar power station projects; engineering design, management, operation and maintenance of solar power station systems (for items required to be approved pursuant to law, relevant business activities can only be carried out after the competent authority gives an approval).

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1.4	The shareholding structure and assets of the Company are as follows:

1.4.1	Party B is the sole corporate shareholder of the Target Company, holding 100% equity interests of the Target Company.

1.4.2	The registered capital of the Target Company prior to the capital increase is RMB140,000,000 and the paid-in capital is RMB104,900,345.48.

1.4.3	In accordance with the Audit Report (Jia Kuai Zi Zi [2018] No. 013) issued by Jiaheng Accounting Firm, as of December 31, 2017, the Target Company’s total assets were RMB1,171,630,000, its total debt was RMB1,033,320,000, and its net assets were RMB138,310,000.

1.4.4	In accordance with the Assets Appraisal Report (Jia Ping Zi Zi [2018] No. 31) issued by Jiaheng, as of December 31, 2017, the appraised value of the Target Company’s assets was RMB1,258,820,000, the appraised value of its debt was RMB1,090,150,000, and the appraised value of its net assets was RMB168,670,000.

2	Capital Increase Plan

2.1	The capital increase in this Agreement refers to increasing the registered capital of the Target Company by absorbing investment from new shareholder(s) (in addition to the original shareholder of the Target Company) and additional investment from the original shareholder. Party A’s cash contribution shall be RMB200,000,000; Party B’s contribution shall be RMB298,310,000, among which the Target Company’s net asset value as of December 31, 2017 was RMB138,310,000, its net profit from January to March 2018 was RMB10,000,000 and the cash contribution shall be RMB150,000,000.

2.2	Type of Investment by Party A in the Target Company

2.2.1	Party A shall contribute RMB200,000,000 (in words: Renminbi two hundred million) to the Target Company in cash in installments, representing 40.13% shares of the Target Company, among which RMB170,860,000 shall be paid-in capital and RMB29,140,000 shall be capital reserves. With respect to such investment amount, Party A shall pay RMB100,000,000 within 3 working days after the execution and effectiveness of this Agreement, and the remaining RMB100,000,000 within 30 working days after the execution and effectiveness of this Agreement.

2.3	Type of Investment by Party B in the Target Company

2.3.1	Party B have contributed RMB104,900,345.48 to the Target Company as paid-in registered capital, and it shall further contribute RMB150,000,000 (in words: Renminbi one hundred and fifty million) to the Target Company in cash as paid-in capital, representing 59.87% shares of the Target Company. Such investment amount shall be paid in before December 31, 2018. If such amount fails to be paid in on time, the equity interests corresponding to the balance shall be transferred to Party A unconditionally before March 31, 2019.

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2.3.2	Party B undertakes that if the Target Company’s audited net profit from January to March 2018 fails to reach RMB10,000,000, Party B shall make up the balance in cash in a lump sum. The amount paid by Party B to make up the balance shall be transferred to the Target Company’s account as capital reserves no later than September 30, 2018. If Party B fails to make up the balance on time, the equity interests corresponding to the balance shall be transferred to Party A unconditionally before March 31, 2019. If the Target Company’s audited net profit from January to March 2018 exceeds RMB10,000,000, the excessive part shall be owned by all shareholders.

2.4	Shareholding Structure after Investment

After Party A and Party B complete their investment respectively, the registered capital of the Target Company shall be RMB425,760,000 (in words: Renminbi four hundred and twenty five million seven hundred and sixty thousand), among which, Party A contributes RMB170,860,000 (in words: Renminbi one hundred and seventy million eight hundred and sixty thousand), representing 40.13% shares, and Party B contributes RMB254,900,000 (in words: Renminbi two hundred fifty four million nine hundred thousand), representing 59.87% shares.

2.5	Business Change Registration

2.5.1	The Parties agree that the shareholding ratio of each Party for business change registration shall correspond to the amount agreed by the Parties.

2.5.2	If anything in the agreement for business change registration is inconsistent with this Agreement, the Parties confirm that this Agreement shall prevail.

3	Corporate Organizational Structure

3.1	After the capital increase, the Target Company shall improve its corporate governance system to set up shareholders’ meeting, board of directors and operation management body in accordance with relevant provisions of the Company Law. The composition, power, term, and rules of procedure of the shareholders’ meeting, board of directors and operation management body shall be expressly set out in the articles of association of the Target Company in accordance with relevant provisions of the Company Law.

4	Obligations of Party B

4.1	Party B and Party C agree that Zhejiang ReneSola Investment Ltd. shall use its best endeavors to ensure the Company to achieve the annual business target set by the shareholders and the board of directors, to preserve and increase the value of state-owned assets.

5	Exit Mechanism

5.1	The shareholders may legally transfer all or any part of their shares to each other or a third party.

5.2	Party A may legally transfer its equity interests in the Target Company to a third party at an equity exchange center through bidding, auction and listing.

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5.3	Under equal conditions, the other shareholder shall have the right of first refusal.

6	Rights and Obligations

6.1	Party A and Party B shall assist and urge the Target Company after the capital increase to complete business change and filing formalities with respect to the capital increase hereunder, including without limitation: registered capital, paid-in capital, business scope, articles of association, legal representative and shareholding structure.

6.2	Party A and Party B shall urge the Target Company after the capital increase to issue a capital contribution certificate to Party A and Party B respectively.

6.3	Party A and Party B are obliged to fully pay their contributions at such time and in such amount as specified in this Agreement. Any Party failing to do so will be deemed to waive its capital contribution to the Target Company and will not be entitled to the shareholder rights arising from the capital increase. Meanwhile, any Party who has fully paid its capital contribution on time shall enjoy shareholder rights based on the amount of capital contribution subscribed by it with respect to the Target Company.

6.4	Party A and Party B shall have the right to appoint directors, supervisors and management to the Target Company after the capital increase to legally exercise powers and duties in accordance with this Agreement.

7	Undertakings and Warranties

7.1	Each Party hereto is a duly incorporated and existing body corporate and has obtained all authorizations, approvals and permits necessary for the capital increase hereunder.

7.2	Each Party hereto has the capacity for right and capacity to act to enter into this Agreement. Once executed, this Agreement shall be legally binding on the Parties.

7.3	Each Party hereto shall assume lawful and effective obligations under this Agreement, the performance of which shall not conflict with any obligations under any other agreement to which it is a party or violate any law.

7.4	The Parties hereto agree to amend the articles of association of the Target Company in accordance with this Agreement.

7.5	The Parties hereto undertake to execute relevant documents, provide relevant materials and complete business change registration formalities with respect to the capital increase of the Target Company as soon as practicable upon execution of this Agreement.

8	Payment of Taxes and Fees

8.1	The Target Company shall bear the appraisal fee, capital verification fee, business registration charges, and deed tax on asset transfer incurred during the capital increase hereunder.

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8.2	Each Party shall bear its own taxes, fees and expenses incurred during the capital increase hereunder in accordance with relevant provisions of state laws, regulations and rules.

9	Liabilities for Default

If any Party is in default of relevant provisions of this Agreement and the purpose of this Agreement cannot be realized as a result thereof, the defaulting Party shall indemnify the non-defaulting Party against any loss arising thereof.

10	Confidentiality

10.1	The Parties shall keep strictly confidential the information obtained in connection with the execution and performance of this Agreement in relation to the following. If a Party discloses the other Party’s trade secrets without authorization, as a result of which the other Party suffers losses, the disclosing Party shall be held liable.

Disclosure by the Parties is only permissible if:

(1)	it is required by law;

(2)	it is required by any competent government authority or regulatory authority; or

(3)	it is with prior written consent by the Parties.

This Article shall continue to be effective after the termination of this Agreement without time limit.

11	Force Majeure

11.1	Failure to perform the obligations hereunder, in whole or in part, by any no-fault Party due to force majeure shall not be deemed as default, but to the extent permissible, such Party shall take all necessary remedies to reduce losses incurred by force majeure.

11.2	Where a Party encounters any force majeure event, it shall inform other Parties in writing of the force majeure event as soon as practicable, and within fifteen days after such occurrence, submit to other Parties a report of reasons for failure (in whole or in part) to perform this Agreement and need to delay performance.

11.3	In case of extension or (whole or partial) cancellation of this Agreement due to force majeure, the Parties hereto shall resolve the issue through negotiation.

11.4	Force majeure means an objective event that cannot be foreseen, prevented or overcome by any Party and prevents, affects or delays performance of all or part of any Party’s obligations hereunder.

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12	Notice

12.1	Any notice related to the matters hereunder shall be deemed as delivered if it is sent to receivers’ addresses, facsimile numbers or email addresses set forth herein via delivery in person, regular mail, facsimile, email, etc.

13	Dispute Resolution

13.1	In case of any dispute in the performance of this Agreement, the Parties shall resolve it through friendly negotiation. Where negotiation fails, such dispute shall be settled through litigation before a competent People’s Court at the place of execution of this Agreement.

14	Miscellaneous

14.1	Matters not covered hereby shall be otherwise settled through negotiation by the Parties at an appropriate time.

14.2	This Agreement shall become effective after signature and affixation of stamps or stamping by the Parties.

14.3	This Agreement shall have six counterparts, with each party holding two counterparts, with equal legal effect.

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Party A: Jiashan Yaozhuang Modern Service Industry Comprehensive Development Co., Ltd.

Legal Representative (or Authorized Representative): Contact: Telephone Number: Address: Room 204, No. 158 Yaozhuang Street, Yaozhuang Town, Jiashan County

Party B: Renesola (Zhejiang) PV Power Co., Ltd.

Legal Representative (or Authorized Representative):

Contact: Fang Wei                         Telephone Number: 13812697599

Address: Room 203, Building 1, No. 58 Qingliang Street, Yaozhuang Town, Jiashan County

Party C: Zhejiang ReneSola Investment Ltd.

Legal Representative (or Authorized Representative): Contact: Fang Wei Telephone: 13812697599 Address: Room 110, 1/F, Building 2, No. 358 Baoqun Road, Yaozhuang Town, Jiashan County

Date of Execution: April 27, 2018

Place of Execution: Yaozhuang, Jiashan, Zhejiang

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